Exhibit 99.2

LANDAMERICA FINANCIAL GROUP, INC.
FIRST QUARTER 2007 EARNINGS CALL TRANSCRIPT
April 25, 2007

LANDAMERICA PARTICIPANTS:

Theodore L. Chandler, Chairman & Chief Executive Officer
G. William Evans, Executive Vice President & Chief Financial Officer
Bob Sullivan, Senior Vice President, Investor Relations & Capital Markets

SPEAKER: Operator

Greetings ladies and gentlemen and welcome to the LandAmerica Financial Group first quarter results conference call. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Bob Sullivan, Senior Vice President of Investor Relations. Thank you. Mr. Sullivan, you may begin.

SPEAKER: Bob Sullivan, Senior Vice President - Investor Relations & Capital Markets

Good morning and welcome to LandAmerica's conference call to review first quarter 2007 results. Joining me today are Chairman and Chief Executive Officer, Ted Chandler, and Chief Financial Officer, Bill Evans. Ted will open our call with an overview of first quarter results and then turn it over to Bill for more detail. Following that, we will open the call to your questions.

The company cautions listeners that any statements made regarding the company's future financial condition, results of operations and business plans, operations, opportunities or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management's current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results, prospects, performance or achievements to be materially different from anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. For a description of such risks and uncertainties, see the company's Annual Report on Form 10-K for the year ended December 31, 2006, and other reports from time-to-time filed with or furnished to the Securities and Exchange Commission. The company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made. The company disclaims any duty to update any forward-looking statements made on this call.

Now I would like to turn the call over to Ted Chandler.

SPEAKER: Theodore L. Chandler, Jr., Chairman & Chief Executive Officer

We are pleased with our first quarter 2007 performance despite the seasonal and cyclical softness and excluding the impact of the previously announced write-off of the customer relationship intangible.

April 25, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. First Quarter 2007 Earnings Conference Call Transcript

Our commercial operations continued to be a market leader and turned in a strong quarterly result. Direct operating revenue from title and non-title commercial operations increased 13.9 percent first quarter 2007 over first quarter 2006.

Our Financial Services segment continued to perform very well. The underlying operations of Lender Services were favorable, primarily due to an increase in loan servicing revenue and increased business as a result of the merger with Capital Title and other acquisitions.

The weak residential real estate market, however, affected our direct residential and agency Title Operations.

Our consolidated total revenue was $948.6 million in first quarter 2007, an increase of 1.7 percent from first quarter 2006. Net income for first quarter 2007 was $4.7 million, or $0.26 per diluted share versus last year’s first quarter results of $13.7 million, or $0.78 per diluted share.

Our return on equity for the trailing twelve months as of the end of first quarter 2007 was 6.8 percent and 7.7 percent, excluding the customer intangible impairment. Your management team continues to be focused on improving ROE.

As part of becoming a unified operating company to maximize our operating efficiency, we are engaged in a number of initiatives that will comprise an important part of how we achieve our long-term goal of generating an average annual 15 percent return on equity during the full real estate cycle. The cost savings from the larger of these, the implementation of technology initiatives, including Project Fusion, has been specifically quantified at a fully annualized run rate of approximately $35 million beginning in 2009.

Project Fusion is the company-wide initiative to reduce the complexity and costs of over 300 operating systems to a substantially reduced number of applications when completely phased in by end of year 2008.

Title headcount on a same store basis declined by about 120 full time equivalent employees (FTEs) during first quarter 2007. Same store title headcount is down over 1,600 FTEs or 14 percent from peak August 2005 levels. Each FTE reduction generates average annual cost savings of approximately $55,000. We will continue to adjust headcount to reflect order flows.

Now to capital management. As you know a significant portion of our market capitalization is available to the parent in 2007 and 2008.

April 25, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. First Quarter 2007 Earnings Conference Call Transcript

In 2007 we can receive $237 million of statutory earnings from full year 2006 results, which reflects those underlying results including the release of excess statutory reserves over GAAP reserves. Of the $237 million, $70 million in dividends was received in first quarter 2007.

As to uses, we used cash at the start of 2007 and paid down $100 million of debt related to the Capital Title merger, returning our debt to capitalization ratio to slightly less than 30 percent as of March 31, 2007.

Also in the first quarter of 2007 we aggressively repurchased 569,000 shares of common stock for $39.9 million, at an average cost of $70.18 per share. This completes the repurchase of the 1.25 million shares under the 2005 authorized program, ahead of the July 2007 deadline. In April we began executing on the 2007 share repurchase authorization for 1.5 million shares, which expires in October 2008. We continue to see share repurchases as a very effective use of our excess cash.

As of March 31, 2007, we had approximately $110 million of cash and marketable securities available at the parent level.

Adding to this current financial flexibility, in 2008 a dividend can be paid to the parent from statutory earnings for 2007 which will again reflect underlying results including the release of excess statutory reserves over GAAP which as of year-end 2006 was $161 million pre-tax.

Clearly we are in a strong position to use this excess cash for ongoing share repurchases, selective acquisitions or debt repayment.

As we have noted before, commercial acquisitions are of interest to us but should not be a big use of this capital. Also in 2008, there is $50 million of debt that matures which we could refinance or pay off.

As to the recently released GAO report, we believe it was impartial and balanced in recognizing the essential services our industry brings to homeowners as it examines important marketplace issues. We believe their recommended changes should be carefully evaluated.

Now let me turn to Bill for further financial comment.

April 25, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. First Quarter 2007 Earnings Conference Call Transcript

SPEAKER: G. William Evans, Executive Vice President, Chief Financial Officer

Thank you, Ted. Net income for first quarter 2007 was $4.7 million, or $0.26 per diluted share. Net income for first quarter 2006 was $13.7 million, or $0.78 per diluted share. Results for first quarter 2007 reflected the previously announced impairment of a customer relationship intangible asset in the Lender Services segment of $20.8 million, or $12.5 million after taxes. Results for first quarter 2006 included the write down of the corporate offices to fair value of $9.7 million, or $6.3 million after taxes. Before the impact of these items, net income in first quarter 2007 was behind last year’s results primarily due to weakness in the residential real estate market.

Before reviewing our key segments, let me note a few reporting changes. During the third quarter of 2006, we completed the merger with Capital Title Group which has been integrated into the Title Operations and Lender Services segments as of the merger date, September 8, 2006.

Within one year after the close of the transaction, and as previously announced, we expect synergies will produce annualized pretax cost savings of approximately $16 million. As of March 31, 2007, we have achieved annualized pretax cost savings of approximately $8 million of this expected amount and are pleased with our progress to date.

As of January 1, 2007, we improved our measurement of revenue from commercial operations. As a result, we have revised the 2006 commercial results to be on a comparable basis with 2007. Revised title and non-title commercial revenues for each quarter of 2006 are as follows - first quarter 2006 is $98.0 million, second quarter 2006 is $106.8 million, third quarter 2006 is $101.4 million and fourth quarter 2006 is $138.4 million.

Turning now to current quarter results, starting with our largest segment, operating revenue for Title Operations was $791.4 million in first quarter 2007, a decrease of 3.4 percent from first quarter 2006. The decrease was due to weakness in the residential real estate market, offset, in part, by additional revenue from the Company’s merger with Capital Title and strong revenue from commercial operations. Direct orders opened, a metric we use to determine the relative strength of future residential volume, were 262,500 for first quarter 2007 compared to 241,700 for first quarter 2006, or an 8.6 percent increase. March was the strongest month for open orders and these open orders typically would not have closed during the first quarter. From a mix perspective, agency revenue was 53.3 percent of the total operating revenue, a decrease from 58.4 percent in last year’s first quarter. Direct revenue was 46.7 percent of the total and represented an increase from 41.6 percent from the prior year’s first quarter. This mix shift was, in part, due to the inclusion of Capital Title whose business is all direct.

April 25, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. First Quarter 2007 Earnings Conference Call Transcript

Direct commercial operating revenue from our Title Operations was $92.2 million in first quarter 2007 compared to $85.7 million in first quarter 2006. Commercial revenue benefited during the quarter from the Equity Office Properties sale to the Blackstone Group and subsequent individual property sales.

The claims provision, as a percentage of operating revenue for Title Operations, was 6.5 percent in first quarter 2007, up from 5.4 percent in fourth quarter 2006 and 5.6 percent in first quarter 2006. The claims provision ratio was 6.1 percent for full year 2006. We review our claims provision on a quarterly basis in conjunction with our outside actuaries. One of the factors we consider in determining what our reserve balance should be is the actual versus the historical experience of claims payments. The increase in the claims provision ratio was primarily due to upward development in policy years 2004 through 2006 from an increase in the frequency of claims reported.

Pretax earnings for Title Operations for first quarter 2007 were $34.1 million compared to $50.6 million for first quarter 2006. The decrease in pretax earnings reflects the softening in the residential real estate market and the increase in our claims provision ratio.

Turning to our Lenders Services segment, operating revenue was $82.9 million in first quarter 2007 compared to $57.8 million in first quarter 2006, an increase of 43.4 percent. Improvement in the revenue was due to increased business as a result of the merger with Capital Title and other acquisitions and from increases in the loan servicing business from deferred revenue and growth in default management services. These increases were offset in part by lower volumes in certain product lines in the loan servicing business and in the mortgage origination business due to a softer real estate market.

In first quarter 2007, the Lender Services segment had a pretax loss of $8.7 million compared to pretax earnings of $2.3 million in first quarter 2006. First quarter 2007 results included the write down of the customer relationship intangible asset related to our tax and flood business of $20.8 million. One of LandAmerica's tax and flood processing customers received a cease and desist order from the Federal Deposit Insurance Corporation relating to lending practices in its mortgage origination business. As a result of the probable loss of about $6 million in annual revenue from this customer, we conducted an impairment test of the customer relationship intangible asset of LandAmerica Tax and Flood Services. We also conducted an impairment test of the Lender Services segment's goodwill balance as the probable loss of business was deemed to be an indicator of potential impairment. We determined that LandAmerica Tax and Flood Services’ customer relationship intangible asset was impaired by approximately $20.8 million. We also concluded that the Lender Services segment's goodwill balance was not impaired.

Intangible assets related to the Lender Services segment after the write down were approximately $29 million, with approximately $7 million relating to LandAmerica Tax and Flood Services. The write down will result in a decrease of amortization expense of approximately $3 million per year.

April 25, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. First Quarter 2007 Earnings Conference Call Transcript

We would like to note that while current accounting rules required us to write down the customer relationship intangible, if we retain the business as a result of this customer selling its origination business, currently accounting rules would not allow us to write the intangible asset back up. So we could get an economic benefit from any future cash flows. Before the impact of the impairment, Lender Services pretax earnings and margin increased significantly due to the impact of acquisitions, deferred revenue, growth in our default management services and cost management efforts.

Looking to the businesses within the Corporate and Other category, we were pleased by their results in first quarter 2007. Operating revenue increased by $11.5 million, or 45.5 percent, in first quarter 2007 over first quarter 2006, primarily from strong non-title commercial business. Revenue from non-title commercial operations was $19.4 million in first quarter 2007 compared to $12.3 million in first quarter 2006. In addition, our Financial Services segment contributed $5.1 million to pretax earnings in first quarter 2007, up from last year’s pretax earnings of $4.0 million.

Let’s move now to some balance sheet highlights. Cash and investments were $2.0 billion, our claims reserve stood at $800.3 million, and shareholders’ equity was approximately $1.4 billion. Book value per share at the end of the quarter was $79.14. In addition, we repaid our senior credit facility, which had an outstanding balance at December 31, 2006 of $100 million, with cash and short term investments, bringing our debt to total capital ratio down to approximately 30 percent.

For the first three months of 2007, we have generated $119.2 million of cash flow from operations compared to the use of cash from operations of $43.8 million in 2006. The increase reflects the timing of payments for federal income taxes and other accrued expenses.

From a capital management standpoint, we continued to support our share repurchase program with the repurchase of 569,000 shares during the first quarter for total consideration of $39.9 million.  At March 31, 2007, we had approximately 17.2 million shares outstanding compared to 17.6 million shares at December 31, 2006. As of March 31, 2007, we reported fully diluted shares of approximately 18.0 million. Our fully diluted shares reflect approximately 619,000 shares of dilution related to the convertible debt.

While we are contractually obligated to settle the principal amount in cash, we have the option to settle the remaining amount in either cash or common stock. Concurrent with the issuance of the 2004 convertible debt, we entered into an option agreement to mitigate a portion of this potential dilution.

At March 31, 2007, the option, if exercised, would have reduced the fully diluted shares by approximately 461,000 shares. These shares are not included in the calculation of diluted earnings per common share because the effect would be anti-dilutive, and the accounting rules do not permit us to take these into consideration in the calculation.

April 25, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. First Quarter 2007 Earnings Conference Call Transcript

This concludes our prepared remarks and at this time, we would like to open the call to your questions.

QUESTION & ANSWER SESSION

SPEAKER: Operator

Thank you. (Operator instructions) Our first question comes from the line of David West with Davenport and Company.

SPEAKER: David West, Davenport and Company

Good morning.

SPEAKER: Theodore L. Chandler, Chairman & Chief Executive Officer

Good morning, David

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

Good morning, Dave.

SPEAKER: David West, Davenport and Company

First, I guess looking to your claims revision. It was a little--slightly elevated. You cited increased frequency there. Was that--did you see any particular geographies contribute to that higher frequency of claims?

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

Dave, this is Bill. No, it really is coming from really throughout the organization. And I would note it seems to be a pattern that the entire industry has cited for several quarters now.

SPEAKER: David West, Davenport and Company

Okay. Very good. And one other area I wanted to hit on was just in general the whole sub prime Alt-A mortgage space that got--has gotten pretty confused at the moment. Could you just comment upon what you think--how that could impact your general volumes at the retail level? And also, maybe more specifically what risk sub prime and Alt-A may have in the--particularly in the lender services area.

April 25, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. First Quarter 2007 Earnings Conference Call Transcript

SPEAKER: Theodore L. Chandler, Chairman & Chief Executive Officer

Yes. This is Ted, Dave. We’re very diversified with our business mix away from any significant exposure from sub prime, no matter how severe that might realistically get. At the current levels of distress, our lender services group actually benefits by virtue of the strength of our default services business where we get additional transaction services fees for these properties as they move into noncompliance. And generally speaking, our lender services benefits, too, by the innovative products that are--have caused the flexibility in borrowers that have put them in a position sometime because of their choices that they have to refinance out of the instruments. So generally speaking, at these levels the sub prime problems are not hurting our businesses and there are elements of our business that it benefits.

SPEAKER: David West, Davenport and Company

Very good. Could you--and I appreciate giving the restated quarterly revenues on the commercial side. Just wonder--some general comments there. It seems like that end of the business is holding up pretty well in the current economy. Would you describe your outlook as currently see the pipeline as being active enough to be able to somewhat maintain commercial--current commercial levels?

SPEAKER: Theodore L. Chandler, Chairman & Chief Executive Officer

Generally speaking, yes. What we’ve said in previous quarters, I believe we said after the third quarter that we believed that commercial would plateau, albeit at a high level. And of course, since then we’ve had two consecutive quarters in which commercial has been up. So commercial continues to be very strong and the pipeline is very solid. And we benefit from the very complex and large commercial transactions that are occurring, such as the Equity Office Properties deal, because our commercial specialists are sought out for the most complex interstate transactions.

SPEAKER: David West, Davenport and Company

And kind of turning to Project Fusion, you’ve mentioned the $35 million potential annualized benefit in ’09--obviously, a pretty significant sum. Do you think you’ll see some net savings earlier than that, say in 2008, or will the expenses related to that integration effort pretty much offset the potential savings?

SPEAKER: Theodore L. Chandler, Chairman & Chief Executive Officer

No. We expect to see--the number, the $35 million, is a full annualized run rate for 2009. Project Fusion will be completed by the end of 2008. And between now and 2008, we will be receiving benefits as we move through that. We haven’t quantified the quarter-by-quarter and won’t. But we don’t have to wait till 2009 to get the benefits. You’ll see it appearing with regularity.

April 25, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. First Quarter 2007 Earnings Conference Call Transcript

SPEAKER: David West, Davenport and Company

Okay. Lastly, and then I’ll hop back. Your $7 million of realized capital gains - can you give some flavor to that? Was that from the fixed income portfolios or was there an equity component of that?

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

It’s a combination, Dave. We have moved a portion of our portfolio to a trading portfolio, so there’s some mark to market through the P&L. That’s a small amount of that. But the balance of it is some of the--some of our portfolio is a total return type of portfolio because that does yield greater long-term results. So we will see gains from time-to-time in that portion of the portfolio.

SPEAKER: David West, Davenport and Company

Great. All right. Thanks very much.

SPEAKER: Operator

Our next question comes from the line of Nat Otis with KBW.

SPEAKER: Nat Otis, KBW - Analyst

Good morning, gentlemen.

SPEAKER: Theodore L. Chandler, Chairman & Chief Executive Officer

Good morning, Nat.

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

Good morning.

SPEAKER: Nat Otis, KBW - Analyst

Just revisiting that claim rate again, 6.5% this quarter. I understand it certainly rattles around a little bit. But you talked about after the claims provision in the third quarter of last year of more of a run rate going forward at 5.4% or so. How can we look at the rest of the year with respect to the claims rate?

April 25, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. First Quarter 2007 Earnings Conference Call Transcript

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

Nat, this is Bill. It’s really difficult to predict. I think as we have indicated, because we book to the midpoint it does create some fluctuation or volatility in that number. One of the things that’s a little different in this reporting, when we reported the third quarter the upward development was in years 2001 through 2005. And we noted here the upward development was in years 2004 through 2006. So 2006, obviously, is--has a little more vintage to it now than it did six months ago, so a little bit of an emerging trend there. But we did not see additional upward development in the years prior to 2004 this time. And as I noted, this is something that the entire industry seems to be experiencing.

The other thing that I think is important to note, this is seasonally the slowest quarter of the year, so the lowest revenue. So when you’re calculating your provisions, if you had have any excess development, you’ve got a smaller numerator with which to divide that, which tends to push up your calculated loss provision a little bit.

SPEAKER: Nat Otis, KBW - Analyst

All right. That’s very helpful. Ted, you talked about the added initiatives in addition to Project Fusion. Is there any way to maybe just go into them a little bit more granularly? And is there any way to see if all of them combined are somewhat comparable to the savings you might get from Project Fusion alone? Or just any additional color on those initiatives would be very helpful.

SPEAKER: Theodore L. Chandler, Chairman & Chief Executive Officer

Sure. Well, this is a moving picture. And it’s a company that is moving from a holding company that owns a whole series of acquired businesses to a true unified operating company in which we fully integrate all of the past acquisitions, organized by customer channel, building the organization from the customer in to our shared resources center. So the big picture is it’s a matter of standardization, consolidation, reducing complexity, and reducing cost so that we’re able to achieve higher levels of return on equity which is what drives--that’s the primary financial metric that drives our internal decisioning, and for that matter, our internal compensation plans.

I cannot--or will--shall not quantify what it means. But I will say that we believe that the technology fusion piece of it was substantial enough that we wanted to give a sense of what to expect. And that’s why we have split that out. Everything that I’m describing beyond that is additive to that number.

SPEAKER: Nat Otis, KBW - Analyst

Okay. So that’s great. So in the event that in future quarters something materializes on the realm of what Project Fusion showed you, you might offer that to us on earnings calls on--if something pans out more than it is at the current time?

April 25, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. First Quarter 2007 Earnings Conference Call Transcript

SPEAKER: Theodore L. Chandler, Chairman & Chief Executive Officer

Absolutely. Particularly what we would like to do as a management team is to report on our results. And so, where we can in our quarter report on mission accomplished with respect to these, we’ll be as specific as we can with respect to that. We do want to stay away from the hypothesizing of what these numbers would be. There are a lot of moving pieces and that’s a good thing because every piece we’re moving is a piece that we have opportunity for cost savings.

SPEAKER: Nat Otis, KBW - Analyst

Great. Just a couple more quick questions. On the open order count, obviously, it was ahead of I think most estimates. And one--and actually closed orders seemed to be a little bit light of estimates, and that’s something that we saw in the first two months at First American, their monthly numbers. Is there any reason to think that there are just more open orders out there that aren’t ultimately closing? Or can we view this truly as more of an open order pipeline going into the second quarter?

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

Nat, this is Bill, I think it’s more of an open order pipeline. Because as I indicated, the March open order count was the strongest of the quarter. That’s a fairly typical seasonal pattern this time of the year. I believe if you go back and you relate the open--or the closed orders to the openings 60 days prior, you get a closing ratio that is more in line with what we’ve historically seen.

SPEAKER: Nat Otis, KBW - Analyst

All right. Just one last question, then I’ll jump back in the queue. Obviously, a really strong quarter on the share repurchase. Any comments on where this run rate--where this fits into a run rate going forward?

SPEAKER: Theodore L. Chandler, Chairman & Chief Executive Officer

Well Nat, this is Ted. We’re blessed with the fact that a large percentage of our market capitalization will become available at the parent level the rest of this year and through 2008. And our intention as we look at the utilization of that cash is to improve our total shareholder return. And we believe that aggressive share repurchases on a risk adjusted basis is the best way that we can utilize that cash. Having said that, we also will use it to--for selective acquisitions that will grow our return on equity over time. And I’ve singled out in my prepared remarks opportunities in commercial, and that would be title and non-title opportunities.

So we are committed to a program that grows return on equity. And we believe that aggressive share repurchases are a very effective and tax efficient way to grow total shareholder return.

April 25, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. First Quarter 2007 Earnings Conference Call Transcript

SPEAKER: Nat Otis, KBW - Analyst

All right. Great. Thank you.

SPEAKER: Operator

Our next question comes from the line of Doug Mewhirter with Ferris, Baker Watts.

SPEAKER: Doug Mewhirter, Ferris, Baker Watts

Hi. Good morning.

SPEAKER: Theodore L. Chandler, Chairman & Chief Executive Officer

Good morning.

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

Good morning.

SPEAKER: Doug Mewhirter, Ferris, Baker Watts

Could you just give me an idea of how the market in the core Capital Title--or ex-Capital Title markets are doing--the Arizona and Nevada, southern California tri-state area? I mean, is it still pretty rough or is it--do you see any light at the end of the tunnel?

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

Doug, this is Bill. You’re asking about the context for those western markets?

SPEAKER: Doug Mewhirter, Ferris, Baker Watts

Correct, yes.

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

I think they’re still fairly tough, but starting to see some activity levels. I think what’s happened in those markets is there has been a reduction in the number of unsold homes on the market--a slight reduction. I think one of the positives that I see for us is the fact that housing starts are down because that is basically how you control the supply coming on the markets. So that to us is actually a positive bit of news when we see that the starts are down. But those are still a lot of markets that are tough, they are challenging, and our managers are responding to managing through those. There are other markets that were not as hard hit by those that continue to do fairly well.

April 25, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. First Quarter 2007 Earnings Conference Call Transcript

SPEAKER: Doug Mewhirter, Ferris, Baker Watts

Okay. And in regards to your claims ratio, you mentioned that there was some adverse reserve development. Do you have an idea what the--how many points of the loss ratio or claims ratio that was for this quarter?

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

That was probably 40, 50 type of basis points, somewhere in that range.

SPEAKER: Doug Mewhirter, Ferris, Baker Watts

Okay. Thank you very much.

SPEAKER: Operator

(Operator instructions) Our next question comes from the line of Douglas Pratt with Mesa Capital Management.

SPEAKER: Douglas Pratt, Mesa Capital Management - Analyst

Thanks very much. You talked about the gains in the top line. What amount of that came from Capital--the Capital Title acquisition? Or maybe put another way, what do you think the change in the top line would have been if you’d had Capital for the full quarter in the first quarter of ’07--or ’06?

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

I don’t have the numbers to go back and put what the top line would have been if we’d had Capital then. And we have--.

SPEAKER: Douglas Pratt, Mesa Capital Management - Analyst

--Maybe look at what was their revenue run rate.

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

In 2006?

SPEAKER: Douglas Pratt, Mesa Capital Management - Analyst

Yes, on a quarterly basis.

April 25, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. First Quarter 2007 Earnings Conference Call Transcript

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

I don’t have that. That’s--I mean, they were a public company at that point. That information is out there and available. I just don’t happen to have it here with me. But we have now integrated their operations into our title ops and into OneStop where it’s become difficult for us to tell exactly how much revenue is coming from the old Capital Title operation and how much from the operation that we have. And that’s actually good because it means we’re doing deep integration of the organization.

SPEAKER: Douglas Pratt, Mesa Capital Management - Analyst

We’ll is it safe to say that probably revenue would be down though?

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

Yes. I think if you looked at title operations excluding commercial, it would be safe to say that those would have been down without the effects of Capital Title.

SPEAKER: Douglas Pratt, Mesa Capital Management - Analyst

Okay. And on the share count, I didn’t really follow--the share count was up despite the repurchase. But you gave a reason why. You’ve got some sort of a derivative I guess that allows you to reduce that.

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

Yes. What we--we issued--had two issues of convertible debt securities back in the fourth quarter of 2003 and then in the second quarter of 2004. And both of those issues of securities have our--stock price has gone above the conversion price, so we have to start calculating diluted shares from the effects of those. As I indicated in the prepared comments, we are contractually obligated to cash settle the principal, so the only potential dilution is from the upside. And the--as of the end of March there were roughly 619,000 shares of dilution that related to that convertible. So that’s the amount going into diluted earnings per share.

But we also had a call hedge that we entered into at the same time, which serves to mitigate some of that dilution. That was 461,000 shares of mitigation. But because that’s anti-dilutive, the accounting rules don’t let us reduce diluted share count by that. We’re supplying that information because we think that’s information that should be useful for our shareholders.

SPEAKER: Douglas Pratt, Mesa Capital Management - Analyst

So is that 461,000 shares in addition to 619?

April 25, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. First Quarter 2007 Earnings Conference Call Transcript

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

No, that would go the other way. That would serve to reduce it had we exercised our hedge position.

SPEAKER: Douglas Pratt, Mesa Capital Management - Analyst

But you’re saying that you’re not--that 619,000 shares is not going to come in because you can cash settle it.

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

No. The--well, the 619 would be just the upside. We’re contractually obligated to cash settle the principal--.

SPEAKER: Douglas Pratt, Mesa Capital Management - Analyst

--Right.

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

On the upside, we have the ability to either cash or share settle. It’s our choice. What we do with that at the time that it converts or that we call it will depend on our debt to total cap ratio and other financial flexibility at that point in time.

SPEAKER: Douglas Pratt, Mesa Capital Management - Analyst

Okay. So if I follow this if you cash settle, obviously, that’s going to use $50 million roughly of your cash balance.

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

Well, the --.

SPEAKER: Douglas Pratt, Mesa Capital Management - Analyst

--620,000 of [inaudible].

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

We have $115 million issue and a $125 million issue. So the two converts combined are $240 million of principal.

SPEAKER: Douglas Pratt, Mesa Capital Management - Analyst

So that would be the amount you would--you have to cash settle.

April 25, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. First Quarter 2007 Earnings Conference Call Transcript

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

We’re contractually obligated to settle the $240 million.

SPEAKER: Douglas Pratt, Mesa Capital Management - Analyst

--Right.

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

--In cash. So the way to view that would be viewing that as just plain debt that had to be refinanced--the principal portion of the convertible. And any value above and beyond that principal due to the stock price being above the conversion price, we have the choice of either settling in cash or settling in shares.

SPEAKER: Douglas Pratt, Mesa Capital Management - Analyst

Okay. I understand now.

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

And that’s--the amount will depend on where exactly the share price is at the point.

SPEAKER: Douglas Pratt, Mesa Capital Management - Analyst

Right. Okay. And then, finally, explain to me why sub prime is a positive - the collapse in sub prime, if volume falls off.

SPEAKER: Theodore L. Chandler, Chairman & Chief Executive Officer

Yes. This is Ted. The comment that I made was that the current levels--first of all, I think there’s some over-playing with the--right now in terms of what we’re seeing on that fall-off. But my comment was more specific to the fact that in lender services we sell a full suite of transactions services. And in our default services group, whose business is better in these kinds of economic times, we have the opportunity for increased transaction services fees for all of these loans that have to be worked out one way or another.

Now, obviously, if you extrapolated this out to a complete credit crunch, then there would be a timing issue where they would be reduced transactions. And our business really likes transaction velocity. Followed, of course--that would be a timing difference--followed by the expansion of credit, either government induced or some other way, in which case we would be picking back up on that momentum.

April 25, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. First Quarter 2007 Earnings Conference Call Transcript

So I don’t mean to be so cavalier about it, but I want the audience to understand that we have--our business is driven not just by mortgage originations, first of all. But even within the mortgage originations, the 15% of those that are in the sub prime category, and then the very small percentage of those that are really in the affected in trouble sub prime category, that at the moment we do not see any negative associated with that--the current position of that market.

SPEAKER: Douglas Pratt, Mesa Capital Management - Analyst

What’s the rough revenue contribution from default services?

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

Default services, we do not quantify default specifically. It’s not a material number, but it is a growing business for us.

SPEAKER: Douglas Pratt, Mesa Capital Management - Analyst

Okay. And then finally, what’s your exposure to Alt-A? If 15% roughly is sub prime, what would be your Alt-A exposure?

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

I don’t think we have quantification on the Alt-A. Now, I do think that most of the issues that’s coming out of the whole sub prime Alt-A is at the lower end of the sub prime. To the extent that some of the lenders have cut back on Alt-A, I think there are other lenders who are prepared to step up for that. It was in the news last week that both Fannie and Freddie have made commitments to supporting the sub prime paper over the next few years as well.

SPEAKER: Douglas Pratt, Mesa Capital Management - Analyst

Okay, great. Thanks very much.

SPEAKER: Operator

(Operator instructions) Our next question comes from the line of Nat Otis with KBW

SPEAKER: Nat Otis, KBW - Analyst

Hey, thanks. Just one last quick question. When can you be back in the market buying back stock?

April 25, 2007 / 10:00 AM ET - LANDAMERICA FINANCIAL GROUP, INC. First Quarter 2007 Earnings Conference Call Transcript

SPEAKER: G. William Evans, Executive Vice President & Chief Financial Officer

Typically, there’s a three-day waiting period after the release of earnings before the window can open. We do have a typically--we’ve got a trading plan that’s filed that allows us to be at some level even if we’re not in an open window period.

SPEAKER: Nat Otis, KBW - Analyst

Okay, great. Thank you.

SPEAKER: Operator

Being that there’s no further questions in the queue, do you have any concluding remarks?

SPEAKER: Bob Sullivan, Senior Vice President - Investor Relations & Capital Markets

Yes. Thank you, Ryan. Thank you everyone, for joining us and I will be available in the next few minutes to take further questions. Bye.

SPEAKER: Operator

Ladies and gentleman, this concludes today’s teleconference. Thank you for your participation.